UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2016

Drone Aviation Holding Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-150332	46-5538504
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11651 Central Parkway #118, Jacksonville, FL 32224

(Address of Principal Executive Offices, including Zip Code)

(Registrant’s Telephone Number, including Area Code): (904) 834-4400

Not applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

Drone Aviation Holding Corp. (the “Company”) held its Annual Meeting of Stockholders on December 6, 2016 (the “Annual Meeting”). At the Annual Meeting, stockholders voted on the following proposals and cast their votes as described below. Of the 8,807,220 shares of the Company’s common stock issued, outstanding, and entitled to be voted at the Annual Meeting, a total of 6,833,607 shares (for a quorum of approximately 77.591%) were represented in person or by proxy at the Annual Meeting. The final voting results for the proposals voted on at the Annual Meeting are set forth below.

Proposal 1 – Election of Directors. Each of the persons nominated to be a director of the Company was elected with the following votes:

Nominee	For	Withhold	Abstain	Broker Non-Votes
Jay H. Nussbaum	5,693,004	4,794	5,168	1,130,641
Kevin Hess	5,694,702	3,086	5,178	1,130,641
General Wayne Jackson (Ret.)	5,692,727	3,298	6,941	1,130,641
Michael Haas	5,691,869	3,916	7,181	1,130,641
Lt. Gen. Michael T. Flynn (Ret.)	5,695,009	3,027	4,930	1,130,641

Proposal 2 – Approval of the 2015 Equity Incentive Plan (the “2015 Plan”) and an amendment to the 2015 Plan to: (i) increase the number of shares of our common stock which may be granted under the 2015 Plan from 250,000 to 883,000 and (ii) reduce the automatic increase in the Share Limit provided for in Section 7.1(b) of the 2015 Plan from 20% to 10% with such amount rounded down to the nearest 1,000 shares. This proposal was approved with the following votes:

For	Against	Abstain	Broker Non-Votes
5,593,998	100,293	8,674	1,130,642

Proposal 3 – Ratification of MaloneBailey LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2016. This proposal was approved with the following votes:

For	Against	Abstain	Broker Non-Votes
6,823,046	7,258	3,303	0

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRONE AVIATION HOLDING CORP.

Date: December 8, 2016	By:	/s/ Kendall Carpenter
Kendall Carpenter Chief Financial Officer

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